Exhibit 5.1

May 20, 2009

Board of Directors
Rexahn Pharmaceuticals, Inc.
9620 Medical Center Drive
Rockville, Maryland  20850

Ladies and Gentlemen:

This opinion is furnished to Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering (the “Offering”) by the Company of up to 2,587,143 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), common stock purchase warrants (the “Warrants”) to purchase up to 5,644,446 shares of Common Stock, and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) pursuant to the Registration Statement on Form S-3 (file no.  333-152640), which was declared effective by the Securities and Exchange Commission (the “Commission”) on August 8, 2008 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the base Prospectus dated August 8, 2008  and the Prospectus Supplement dated May 20, 2009 filed with the Commission (together with the base Prospectus the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.  § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the form of Securities Purchase Agreement for the Offering in the form filed by the Company as Exhibit 10.1 to its Current Report on Form 8-K on May 20, 2009 (the “Securities Purchase Agreement”).  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of New York and on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(a)           following (i) due execution and delivery of the Securities Purchase Agreement, (ii) issuance and delivery of the Shares in the manner contemplated by the Securities Purchase Agreement and the Prospectus Supplement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued and the Shares will be fully paid and nonassessable;

(b)           following (i) due execution and delivery of the Securities Purchase Agreement, (ii)  due execution and delivery of the Warrants in the manner contemplated by the Securities Purchase Agreement and the Prospectus Supplement and (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board of Directors, the Warrants will be valid and legally binding obligations of the Company; and

(c)           following (i) due execution and delivery of the Securities Purchase Agreement, (ii) due execution and delivery of the Warrants in the manner contemplated by the Securities Purchase Agreement and the Prospectus Supplement, (iii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board of Directors and (iv) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued and the Warrant Shares will be fully paid and nonassessable.

The opinions expressed in Paragraph (b) above with respect to the valid and legally binding nature of the Warrants may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Company’s Current Report on Form 8-K filed on May 20, 2008, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Chadbourne & Parke LLP
CHADBOURNE & PARKE LLP